Exhibit 99.1

Tri-Valley Corporation Executes Letter of Intent with US Gold Corporation for Exploration Lease and Purchase Option at Its Richardson Minerals Project in Alaska

BAKERSFIELD, Calif.--(BUSINESS WIRE)--June 1, 2011--Tri-Valley Corporation (NYSE Amex: TIV) today announced Select Resources Corporation, Inc. (“Select”), its wholly-owned minerals subsidiary, has entered into a binding letter of intent with US Gold Corporation (“US Gold”) (NYSE and TSX: UXG) outlining the principal terms and conditions for a four-year Exploration Lease and Purchase Option Definitive Agreement (the “Definitive Agreement”) with respect to Select’s Richardson Project (“Richardson”) in Alaska. Under terms of the letter of intent, US Gold will acquire an exploration lease for Richardson, along with an exclusive option to purchase a 60% interest in the project and enter into a joint venture with Select for its development. The Definitive Agreement is expected to be finalized by July 1, 2011.

Richardson is located 115 kilometers southeast of Fairbanks, Alaska, and covers an area of approximately 46 square miles. Avalon Development Corporation, an independent geological consulting firm based in Fairbanks, recently completed an NI 43-101 report on Richardson for Select that identified areas of potential intrusive-related gold mineralization on the site.

“US Gold is a premier gold exploration and development company with significant financial resources and extensive minerals management experience, ranging from exploration stage projects through mine development and production. We are very pleased to be working with a company of this stature to further explore Richardson’s potential for the mutual benefit of our respective shareholders,” said Maston N. Cunningham, President & CEO of Tri-Valley Corporation. “US Gold is moving forward with its logistical and resource planning in order to take advantage of this year’s Alaska summer season to commence its exploration field work. In addition, this agreement will allow Select to reduce its annual operating costs by approximately $200,000 while we continue to seek a potential partner to help us develop our Shorty Creek Project.”

“The partnership with US Gold represents an important milestone for Tri-Valley that moves us forward on our goal to monetize one of our two mineral assets in Alaska. Several potential partners remain interested in our Shorty Creek mineral assets and data reviews on that property are continuing,” concluded Mr. Cunningham.

Additional Terms of the Definitive Agreement

US Gold’s option to purchase a 60% interest in Richardson will vest upon completion of $5 million in exploration expenditures and 30,000 feet of core drilling during the term of the Definitive Agreement. The parties have agreed that US Gold may terminate the Exploration Lease and Option after completing $2.2 million in exploration expenditures and performing 15,000 feet of core drilling at Richardson, which is required during the first two years of the agreement. Should US Gold elect to terminate the agreement, Select will retain its 100% interest in Richardson. Select will also receive $200,000 upon execution of the Definitive Agreement and another $100,000 upon reaching the first anniversary of the agreement. Select is also entitled to receive additional advance payments of $100,000 for each of the remaining two years of the exploration lease period if US Gold exercises its option.

Consummation of the transactions contemplated by the binding letter of intent is subject to a number of conditions being satisfied, including the completion of US Gold’s due diligence and the negotiation and execution of the Definitive Agreement.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

About US Gold

US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold has a strong treasury with approximately $108 million in cash and gold and silver bullion. The Company’s shares are listed on the New York (NYSE) and the Toronto Stock Exchanges (TSX) under the symbol UXG, trading 1.6 million shares daily during the past twelve months. US Gold’s shares are included in the S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF.

Forward-Looking Statements

All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. By way of example, statements contained in this press release related to field work planning and exploration, and the timing, amount and results of the core drilling are forward-looking statements. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: the availability of equipment and other resources; adverse weather conditions; compliance with governmental and regulatory requirements; unexpected geologic formations or hydrologic conditions; and such other risks and factors that are discussed in the Company’s and US Gold’s filings with the US Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Company Contacts:
Tri-Valley Corporation
John Durbin, 661-864-0500
jdurbin@tri-valleycorp.com
Investor Contacts:
EVC Group, Inc.
Doug Sherk/Jenifer Kirtland, 415-896-6820
dsherk@evcgroup.com
jkirtland@evcgroup.com
Media Contact:
EVC Group, Inc.
Chris Gale, 646-201-5431
cgale@evcgroup.com